Exhibit 10.1

SERVICESOURCE INTERNATIONAL, INC.

__________________________________________________

EXECUTIVE SEVERANCE PLAN

(Effective May 13, 2021)

__________________________________________________

SERVICESOURCE INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

(Effective May 13, 2021)

ARTICLE I

INTRODUCTION; ESTABLISHMENT OF PLAN

The Board of Directors of ServiceSource International, Inc. (the “Company”) recognizes that, as is the case with many publicly held corporations, the possibility exists of a Change in Control (as defined below) or the need to terminate members of senior management.  These possibilities, and the uncertainty they create with executives, may be detrimental to the Company and its shareholders if executives are distracted and/or leave the Company.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders.  The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executive employees regarding the best interests of the Company and its shareholders without concern that the executive employees might be distracted or concerned by their personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its executive employees whose employment terminates without cause and to establish up front the terms and conditions of an executive’s separation from employment.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its Affiliates of the executive employees’ continued employment and attention and dedication to duty, and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a termination of employment or a Change in Control.

In order to fulfill the above purposes, the Company hereby establishes a severance benefit plan known as the ServiceSource International, Inc. Executive Severance Plan (the “Plan”), effective as of the Effective Date, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) Affiliate.  The Company and any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Section 409A of the Code, or any entity otherwise designated as an Affiliate by the Company.

(b)Base Salary.  The Participant’s highest annual base salary in effect during the two years of employment immediately preceding the Date of Termination.

(c) Board.  The Board of Directors of the Company.

(d) Cause.  A good faith determination by the Plan Administrator that the Participant: (i) has engaged in gross negligence or willful misconduct in connection with the performance of his or her duties; (ii) has been convicted of, or entered a plea of nolo contendere to, a felony (or a crime of similar severity under the laws of any non-US jurisdiction) or a crime involving fraud or dishonesty; (iii) has engaged in any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property, (iv) has materially violated the Company’s code of business conduct, policy on non-discrimination or sexual harassment, or similar business policy or code of conduct, which violation results in demonstrable financial, reputational, or other injury to the Company, or (v) has materially breached, to the detriment of the Company, any term of this Plan or any employment, consulting or other services, confidentiality, intellectual property or non-competition agreement, if any, between the Participant and the Company. For purposes of this definition, the term “Company” shall be interpreted to include any Affiliate the Company.

(e) Change in Control.   The earliest of the following events:

(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is already considered to beneficially own more than fifty percent (50%) of the Outstanding Company Voting Securities, will not be considered a Change in Control; or
(ii)a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

For purposes of this Plan, a Change in Control will be deemed to have occurred only if the transaction is also a “change in control event” of the Company as determined under Treasury Regulation Section 1.409A-3(i)(5).

(f) Code.  The Internal Revenue Code of 1986, as amended from time to time.

(g) Company.  ServiceSource International, Inc. and any successor to such entity

(h)Corporate Incentive Plan or CIP.  The Company’s discretionary cash-based annual incentive program that rewards achievement of business results and individual objectives established by the Board or the Compensation Committee.  For purposes of clarity, references to the CIP exclude any special, irregular, acquisition, or similar non-ordinary course bonus plan or program that may be offered.

(i)Date of Termination.  The date on which a Participant has a Separation from Service from the Company.

(j) Disability.  A medically determinable physical or mental impairment as a result of which the Participant is receiving income replacement benefits under the Company’s long-term disability plan.

(k) Effective Date.  May 13, 2021.

(l) Eligible Employee.  Any member of the Company’s senior management team with a title of Senior Vice President or higher.

(m) ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

(n) Good Reason.  With respect to a Participant’s Separation from Service, the occurrence of any one of the following events, without Participant’s written consent: (1) a material adverse change in Participant’s job title, including the assignment of the same job title at the divisional level of any lesser organizational unit (for the avoidance of doubt, Participant having the same position for a division or subsidiary of the Company or of any surviving entity following a Change of Control, rather than having that job title for the entire surviving parent entity, would be Good Reason); (2) a material adverse change in Participant’s duties, authorities or job responsibilities to those then in effect; (3) a relocation of Participant’s principal place of employment beyond the metropolitan area in which the Participant’s principal place of employment is then located (though frequent travel to the Company’s global locations is an inherent part of the job); (4) a change in reporting relationship whereby the Participant is required to report to any individual or entity having lesser authority than the individual or entity to whom the Participant reported previously, or (5) any material reduction in Participant’s base salary, target CIP bonus or aggregate level of benefits; provided that Participant has notified the Company in writing of the event described in (1), (2), (3), (4), or (5) above within ninety (90) days after the occurrence of such event, the Company (or its successor) has within thirty (30) days thereafter failed to restore Participant to the appropriate job title, duties, authorities, responsibility, location, reporting relationship, salary, target commissions or benefits and Participant actually terminates employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.

(o) Participant.  An Eligible Employee who is designated as a Participant pursuant to Section 3.1.

(p) Plan.  The ServiceSource International, Inc. Executive Severance Plan, as set forth in this document.

(q) Plan Administrator.  The Compensation Committee of the Board.

(r) Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(s) Target CIP Amount.  The product of (i) the highest target bonus percentage established for the Participant under the Corporate Incentive Plan during the two years of employment immediately preceding the Date of Termination, multiplied by (ii) the Participant’s Base Salary.

ARTICLE III

ELIGIBILITY

3.1 Participation.  The Plan Administrator, in its discretion, shall select from the group of Eligible Employees those individuals who shall participate in the Plan. The Plan Administrator shall notify any Eligible Employee selected for participation in the Plan of his or her participation in the Plan and any conditions of such participation, which may include the Participant’s execution of a participation agreement terminating or amending any employment agreement then in effect between the Participant and the Company (an “Employment Agreement”) and evidencing the Participant’s agreement to abide by the restrictive covenants set forth in Article VIII, below.  Any Eligible Employee selected for participation shall become a Participant upon formal action taken by the Plan Administrator and upon satisfaction of any and all conditions of participation, including the execution and delivery of any such participation agreement in a form requested by the Plan Administrator.

3.2 Duration of Participation.  Once an individual becomes a Participant in the Plan, he or she shall continue to be a Participant in the Plan until the soonest of (i) the date the Participant terminates employment in a manner not entitling such Participant to payments or other benefits under the Plan, (ii) the date on which the Participant and the Company agree in writing that the individual shall no longer be a Participant in the Plan, (iii) the date the Plan is amended to terminate the individual’s participation in the Plan in accordance with Section 9.2, below, or (iv) the second anniversary of a Change in Control.  For purposes of clarity, once a Participant incurs a Separation from Service entitling the Participant to benefits under Article V below, such Participant shall remain entitled to such payments or benefits until they have been paid to the Participant in full.

ARTICLE IV

ENTITLEMENT TO BENEFITS

A Participant shall be entitled to separation benefits as set forth in Article V below if the Participant incurs a Separation from Service from the Company that is (a) initiated by the Company for any reason other than Cause, death, or Disability, or (b) initiated by the Participant for Good Reason.  If the Participant incurs a Separation from Service for any other reason, the Participant shall not be entitled to any payments or benefits hereunder.  An Eligible Employee who is not a Participant on his or her Date of Termination shall not be entitled to any payments or benefits hereunder.

ARTICLE V

SEPARATION BENEFITS

5.1 Prior to Change in Control.  In the event the Participant’s Date of Termination occurs prior to a Change in Control, and contingent upon the Participant timely executing and not revoking the Release in accordance with Section 5.4 below, the Company shall pay or provide to Participant:

i.	A cash severance payment (the “Cash Severance Amount”), determined and payable as follows:

a.	For the Chief Executive Officer, 125% of the Participant’s Base Salary, to be paid ratably on the Company’s regularly scheduled payroll dates over the fifteen-month period measured from the Date of Termination;

b.	For Participants who are Executive Vice Presidents, 100% of the Participant’s Base Salary, to be paid ratably on the Company’s regularly scheduled payroll dates over the twelve-month period measured from the Date of Termination; and

c.	For Participants who are Senior Vice Presidents, 75% of the Participant’s Base Salary, to be paid ratably on the Company’s regularly scheduled payroll dates over the nine-month period measured from the Date of Termination.

d.	The Cash Severance Amount will only be paid so long as Participant complies with the restrictive covenants set forth in Article VIII below.

ii.	An additional amount related to the CIP (the “CIP Amount”), determined and payable as follows:

a.	For the Chief Executive Officer, an amount equal to the 125% of the Target CIP Amount, to be paid ratably on the Company’s regularly scheduled payroll dates over the fifteen-month period measured from the Date of Termination;

b.	For Participants who are Executive Vice Presidents, the Target CIP Amount, to be paid ratably on the Company’s regularly scheduled payroll dates over the twelve-month period measured from the Date of Termination; and

c.	For Participants who are Senior Vice Presidents, 75% of the Target CIP Amount, to be paid ratably on the Company’s regularly scheduled payroll dates over the nine-month period measured from the Date of Termination.

d.	If a Participant is not eligible for the Corporate Incentive Plan (e.g. if the individual instead receives incentives in the form of commissions or other sales incentives), then the Participant shall not receive any CIP Amount; and

e.	The CIP Amount will only be paid so long as Participant complies with the restrictive covenants set forth in Article VIII below.

iii.	An additional payment for Participants who are U.S. employees, equal to the product obtained by multiplying the Applicable Multiple (defined below) by the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (referred to collectively as "COBRA"), with the premium calculated on the assumption that the Participant in fact elects coverage for Participant, and any eligible spouse and/or dependents of the Participant that were enrolled in the applicable Company health plan immediately prior to the Date of Termination (the “COBRA Payment”). The “Applicable Multiple” shall be (i) 15, for the Chief Executive Officer, (ii) 12, for Participants who are Executive Vice Presidents, and (iii) 9, for Participants who are Senior Vice President. Participant will be eligible for the COBRA Payment without regard to whether Participant actually elects COBRA continuation coverage. The COBRA Payment shall be made in a single lump sum on the fifty-third (53rd) day following the Date of Termination; and

iv.	The payments and benefits set forth in Section 5.3.

5.2On or After a Change in Control.  In the event the Participant’s Date of Termination occurs on or after a Change in Control, and contingent upon the Participant timely executing and not revoking the Release in accordance with Section 5.4 below, the Company shall pay or provide to Participant:

i.	The Cash Severance Amount applicable to the Participant determined in accordance with Section 5.1(i), payable in a single lump sum no later than fifty-three (53) days after the Date of Termination;

ii.	The CIP Amount applicable to the Participant determined in accordance with Section 5.1(ii), payable in a single lump sum no later than fifty-three (53) days after the Date of Termination;

iii.	The COBRA Payment, payable without regard to whether Participant actually elects COBRA continuation coverage, in a single lump sum on the fifty-third (53rd) day following the Date of Termination;

iv.	All equity incentive awards granted prior to the Change in Control that are then outstanding and that then vest solely upon the passage of time (including, for avoidance of doubt, any performance-vested equity award that was conditionally earned (subject to continued service) as of the date of the Change in Control) shall vest in full as of the Date of Termination. For avoidance of doubt, nothing in the preceding sentence shall affect the calculation of the amount of performance-vested equity awards that are conditionally earned (subject to continued service) as of the date of the Change in Control; and

v.	The payments and benefits set forth in Section 5.3.

5.3Additional Benefits for Participants.  If the Company is required to pay cash severance to a Participant under Section 5.1 or Section 5.2, above, then in addition to such cash severance, the Company shall:

i.	Promptly pay to Participant any unpaid expense reimbursement upon presentation by Participant of an accounting of such expenses in accordance with the Company’s normal expense reimbursement practices; and

ii.	Make any other payments or provide any benefits that are earned and vested under any other Company agreement or plan.

5.4Release.  As a condition precedent to the payment or provision by the Company of the amounts or benefits due under the relevant sections of this Article V, the Participant must execute a release in substantially the form attached hereto as Exhibit A (the “Release") within forty-five (45) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).  No severance payments or vesting acceleration under this Plan shall be paid or provided unless and until the Release becomes effective. Any severance payment to which Participant is entitled that would otherwise be paid on or prior to the 52nd day following the termination date shall be withheld and shall instead be paid by the Company in full on the fifty-third (53rd) day following Executive's employment termination date or such later date as may be required by Section 10.7(c), below.

5.5Board Resignation.  As a condition precedent to the payment or provision by the Company of the amounts or benefits due under the relevant sections of this Article V, the Participant must tender his or her resignation from the Board and the board of directors of any of the Company’s Affiliates upon termination of Participant’s employment with the Company.

5.6Non-U.S. Employees.   For Participants who are not U.S.-based employees, the Cash Severance Amount and/or CIP Amount otherwise payable to any such non-U.S. Participant under Section 5.1 or 5.2 above shall be reduced on a dollar-for-dollar basis by any notice period, statutory redundancy, or other payments required by the law of the jurisdiction in which the non-U.S. Participant resides, it being the intention of this Plan that all benefits provided hereunder shall be in lieu of, and not in addition to, such other items.

ARTICLE VI

SECTION 280G

6.1Best Net After-Tax.  If any of the payments to a Participant (prior to any reduction, below) provided for in this Plan, together with any other payments which Participant has the right to receive from the Company or any corporation which is a member of an "affiliated group" as defined in Section 1504(a) of the Code, without regard to Section 1504(b) of the Code), of which the Company is a member (the "Payments") would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, as determined on a net, after-tax basis as described below, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The "Safe Harbor Amount" is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code ("Excise Tax"). The "Taxed Amount" is the total amount of the Payments (without any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and, if applicable, the Excise Tax (all of which shall be computed at the highest applicable marginal rate regardless of Participant’s actual marginal rate).

6.2 Reduction of Payments.  If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards the value of which is not determined under Q&A 24(c) of the 280G Treasury Regulations; cancellation of accelerated vesting of equity awards the value of which is determined under Q&A 24(c) of the 280G Treasury Regulations; and reduction of employee benefits. In the event that acceleration of vesting of a category of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date on which awards of such category would have vested absent the change in control transaction.

If two or more equity awards of the same category are granted on the same date, and reduction of acceleration is required under this paragraph, each award will be reduced on a pro-rata basis.

6.3 Performance of Calculations. The calculations in Section 6.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

ARTICLE VII

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VIII

CONFIDENTIAL MATERIAL AND PARTICIPANT OBLIGATIONS

8.1Proprietary and Confidential Information. Each Participant’s employment with the Company allows the Participant access to Proprietary and Confidential Information to which Participant would not otherwise be privy.  For purposes of this Plan, "Proprietary and Confidential Information" is defined as all information and any idea in whatever form, tangible or intangible, of a confidential or secret nature that pertains in any manner to the business of the Company or its Affiliates. This includes any and all non-public information relating to the Company, its Affiliates, or their business, operations, financial affairs, performance, assets, pricing and pricing strategies, technology, research and development, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects, whether or not in written form and whether or not expressly designated as confidential, including any such information consisting of or otherwise relating to trade secrets, know-how, technology (including software and programs), designs, drawings, photographs, samples, processes, license or sublicense arrangements, formulae, proposals, product specifications, customer lists or preferences, referral sources, marketing or sales techniques or plans, operating manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply.  Proprietary and Confidential Information includes both information developed by Participant for the Company and its Affiliates and information Participant obtained while in the Company’s employment. All Proprietary and Confidential

Information, whether created by Participant or other employees, shall remain the property of the Company and its Affiliates.

8.2.Non-Disclosure and Return.  Each Participant understands and agrees that the Proprietary and Confidential Information is confidential information that the law treats as privileged, thereby protecting an employer from use without consent.  Accordingly, as a condition of participation in this Plan, each Participant agrees that the Participant will not, under any circumstances, or at any time, whether as an individual, partnership, or corporation, or employee, principal, agent, partner or shareholder thereof, in any way, either directly or indirectly, divulge, disclose, copy, use, divert or attempt to divulge, disclose, copy, use or divert the Company’s Proprietary and Confidential Information, except to the extent authorized and necessary to carry out Participant’s responsibilities during employment with the Company, or as required by law. Upon termination of a Participant’s employment with the Company, the Participant shall immediately return to the Company all property in Participant’s possession or control that belongs to the Company, including all property in electronic form and all copies of Proprietary and Confidential Information.

8.3Statutory Notification.  18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Accordingly, Participants have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Participants also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.4Former Employer Information. Each Participant agrees that the Participant will not, during the Participant’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that the Participant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

8.5Third Party Information. Each Participant recognizes that the Company may have received and, in the future, may continue to receive from third parties their confidential or proprietary information as they may so designate, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Each Participant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Participant’s work for the Company consistent with the Company’s agreement with such third party.

8.6Notification to New Employer. In the event that a Participant’s employment with the Company ends, the Participant consents to notification by the Company to any subsequent employer of the Participant’s rights and obligations under this Plan.

8.7No Solicitation of Clients Using Proprietary and Confidential Information. Each Participant acknowledges and agrees that the names, addresses, and contact information of the Company’s clients and all other confidential information relating to those clients, have been compiled by the Company at great expense and represent a real asset of the Company. Each Participant further understands and agrees that this information is deemed confidential by the Company and constitutes trade secrets of the Company. Each Participant understands that this information has been provided to the Participant in confidence, and the Participant agrees that the sale or unauthorized use or disclosure of any of the Company’s trade secrets obtained by the Participant during employment with the Company constitutes unfair competition. Each Participant agrees and promises not to engage in any unfair competition with the Company. Each Participant further agrees not to, directly or indirectly, during or after termination of employment, make known to any person, firm, or company any Proprietary and Confidential Information concerning any of the clients of the Company. In addition, each Participant shall not use any such Proprietary and Confidential Information to solicit, take away, or attempt to call on, solicit or take away any of the clients of the Company on whom the Participant called or whose accounts the Participant had serviced during employment with the Company, whether on the Participant’s own behalf or for any other person, firm, or the Company.

8.8No Solicitation of Employees. Each Participant understands and acknowledges that as an employee of the Company the Participant has certain fiduciary duties to the Company that would be violated by the solicitation and/or encouragement of the Company employees to leave the employ of the Company. Each Participant therefore agrees that the Participant will not, either during employment or for a period of twelve (12) months after the Date of Termination, solicit any of the Company’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with the Company, either directly or through any third parties. Each Participant agrees that any such solicitation during such twelve (12) month period would constitute unfair competition.

8.9Assignment of Rights. All Proprietary and Confidential Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including intellectual property rights) owned by or otherwise belonging to the Company anywhere in the world in connection therewith, is and shall be the sole property of the Company. Each Participant hereby assigns to the Company any and all rights, title and interest the Participant may have or acquire in the Company’s Proprietary and Confidential Information and the Company’s property.

8.10Non-Compete. Participants shall not directly, either during the term of employment or for a period of twelve (12) months thereafter, engage in any Competitive Activity (as defined below) within any geographic location in which the Company or an Affiliate does business; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Activity” means any activity which is the same as or directly competitive with a principal line of business of the Company and its Affiliates on a Participant’s Date of Termination.  Competitive Activities currently include the provision of renewals management, outsourced inside sales, and customer engagement business process outsourcing.

8.11.Remedies.  Each Participant acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Participant of any of the provisions of this Plan, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Each Participant acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Participant from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Plan, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Participant from engaging in any activities prohibited by this Plan. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.  In addition, in the event of any breach or suspected breach of the provisions of this Article VIII, the Company shall have the right to terminate immediately any payments or benefits that may otherwise be due the Participant pursuant to this Plan.

ARTICLE IX

DURATION, AMENDMENT AND TERMINATION

9.1 Duration.  Unless sooner terminated pursuant to Section 9.2, below, the Plan shall continue in full force and effect until the date that is two years following a Change in Control of the Company, and shall then automatically terminate; provided, however, that all Participants who previously become entitled to any payments hereunder shall continue to receive such payments notwithstanding the termination of the Plan.

9.2 Amendment or Termination.  The Board may amend or terminate this Plan for any reason prior to a Change in Control; provided, however, that no such amendment or termination may adversely affect the rights of any Participant in the Plan in any material way unless (i) the Participant is given written notice at least six (6) months prior to the effective date of such amendment or termination, or (ii) the Board secures such Participant’s written consent.  In the event of a Change in Control, this Plan shall automatically terminate as set forth in Section 9.1 but may not be amended or prematurely terminated.

9.3 Procedure for Extension, Amendment or Termination.  Any amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE X

MISCELLANEOUS

10.1 Full Settlement.  Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

10.2 Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee or change the status of the Participant’s employment or the policies of the Company regarding termination of employment.

10.3 Named Fiduciary; Administration.  The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through its Compensation Committee, who shall be the Plan Administrator.  The Plan Administrator shall have full and complete discretionary authority to administer, construe, and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan, which determinations (to the extent made in good faith) shall be final and conclusive on all persons claiming payments or benefits hereunder.  The Plan Administrator shall review and determine all claims for benefits under this Plan.

10.4 Claim Procedure.

(a) Filing a Claim.  All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing.  The claimant may submit written comments, documents, records or any other information relating to the claim.  Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.  If an employee or former employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b) Review of Claims; Claims Denial.  The Plan Administrator shall initially deny or approve all claims for benefits under the Plan.  If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof.  Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures.  Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed ninety (90) days, after the claim is received by the Plan Administrator.

(c) Appeals.  Any claimant or his duly authorized representative, whose claim for benefits is denied in whole or in part, may appeal such denial by submitting to the Plan Administrator a request for a review of the claim within sixty (60) days after receiving written notice of such denial from the Plan Administrator.  The Plan Administrator shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review.  The request for review must be in writing.  The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent.  The Plan Administrator may require the claimant to submit such additional facts, documents, or other materials as the Plan Administrator may deem necessary or appropriate in making its review.

(d) Review of Appeals.  The Plan Administrator shall act upon each request for review within sixty (60) days after receipt thereof.  The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination.

(e) Decision on Appeals.  The Plan Administrator shall give written notice of its decision to the claimant.   If the Plan Administrator confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based.  The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not.  The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a).  If the Plan Administrator has not rendered a decision on a request for review within sixty (60) days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved.  The Plan Administrator’s decision shall be final and not subject to further review within the Company.  There are no voluntary appeals procedures after appellate review by the Plan Administrator.

(f) Determination of Time Periods.  If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

10.5 Unfunded Plan Status.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

10.6 Attorney Fees; Interest.  The Company agrees to pay as incurred, to the full extent permitted by law, and in accordance with Section 10.7(d) hereof, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) initiated by the Company, the Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, to the extent such contest arises out of a Participant’s Separation from Service following a Change of Control.  The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious.

10.7 Section 409A.

(a)General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10.7 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

(b) Exceptions to Apply.  The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Plan so that, to the maximum extent possible, (i) such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A, and (ii) such payments and benefits are not subject to the payment delay required by Section 10.7(c) below.  All payments and benefits provided under this Plan shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c) Specified Employees.  Notwithstanding anything to the contrary in this Plan, no compensation or benefits that are “nonqualified deferred compensation” subject to Code

Section 409A shall be paid to a Participant during the 6-month period following his or her Date of Termination to the extent that the Company determines that the Participant is a “specified employee” as of the Date of Termination and that that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Participant’s death), the Company shall pay to the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.

(d) Taxable Reimbursements.  To the extent that any payments or reimbursements provided to the Participant are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)Prior Employment Agreement. In the event a Participant had a previous severance entitlement under an Employment Agreement with the Company that provided for a different payment schedule for a CIP-related severance amount, and solely if necessary to maintain compliance with Code Section 409A, the portion of the CIP Amount provided for herein up to the CIP-related severance amount provided for in the Employment Agreement shall be paid in accordance with the originally payment schedule set forth in the Employment Agreement as opposed to the schedule set forth herein.

10.8 Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.9 Governing Law.  The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

10.10 Withholding.  All payments Participants in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company.

10.11Clawback.  As a condition of Participation in this Plan, each Participant agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to the Participant, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

By this action, I hereby certify the adoption this ServiceSource International, Inc. Executive Severance Plan on behalf of the Company on this 13th day of May, 2021.

SERVICESOURCE INTERNATIONAL, INC.
Plan Sponsor

By:	/s/ Megan Fine
Megan Fine, General Counsel

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this ____ day of ____________, 20__, by and between ServiceSource International, Inc. (the “Company”) and _____________, an employee of the Company (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Employee is a participant in the ServiceSource International, Inc. Executive Severance Plan (the “Plan”), which governs the terms and conditions applicable to the Employee's termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Plan, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, the Employee's employment with the Company is being terminated effective __________ __, 20__; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee's employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employment. The Employee's employment with the Company shall terminate on __________ __, 20__ (the “Termination Date”).

2.

Severance Benefits.  Pursuant to the terms of the Plan, and in consideration of the Employee's release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 5 of the Plan (the “Benefits”) in the time and manner provided therein; provided, however, that the Company's obligations will be excused if the Employee breaches any of the provisions of the Plan, including, without limitation, Article VIII thereof. The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which the Company would be obligated to provide, or the Employee would be entitled to receive, but for the mutual covenants set forth in this Release and the covenants contained in the Plan.

3.

Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).

4.	Effect of Revocation. The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.

5.

General Release.  In consideration of the Company's obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, agents, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to Employee’s employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the state in which Employee is employed and any other federal, state or local statutes or ordinances of the United States, it being the Employee's intention and the intention of the Company to make this release as broad and as general as the law permits. The Employee understands that this Release does not waive any rights or claims that may arise after Employee’s execution of it and does not apply to claims arising under the terms of the Plan with respect to payments the Employee may be owed pursuant to the terms thereof.

6.

Review and Revocation Period.  The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee's own choosing (and at the Employee's expense) prior to signing this Release and that the Employee has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner. The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by [_______________] no later than 5:00 p.m. Mountain Time on the seventh (7th) day after the Employee has executed this Release. The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits. The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Confidentiality, Non-Compete and Non-Solicitation. The Employee reaffirms his/her commitments in Article VIII of the Plan.

8.

Cooperation in Litigation.  At the Company's reasonable request, the Employee shall use Employee’s good faith efforts to cooperate with the Company, its Affiliates (as defined in the Plan), and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its Affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, the Employee's cooperation is essential to the Company's case. The Employee's duty of cooperation will include, but not be limited to: (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request, declarations or affidavits that truthfully state matters of which the Employee has knowledge. The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9. Warranties. Employee warrants and represents as follows:

i.	Employee has read this Release in its entirety, and Employee agrees to the conditions and obligations set forth in it.
ii.

Employee is voluntarily executing this Release without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company or the other Released Parties.

iii.

Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Released Parties arising out of or otherwise connected with any of the matters herein released.  In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

iv.

Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  Notwithstanding the foregoing, Employee waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Employee’s behalf arising out of, relating to, or in any way connected with the claims release pursuant to Section 5, above, provided, however, this Agreement does not limit Employee’s right to receive a reward for information provided to any Government Agencies.

v.	Employee has not previously disclosed any information, the disclosure of which would be a violation of the confidentiality commitments in Article VIII of the Plan.
vi.	Employee has full and complete legal capacity to enter into this Agreement.
10.

Non-Admission of Liability.  Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.

11.

Non Disparagement.  The Employee agrees not to make negative comments or otherwise disparage the Company, its Affiliates, or their respective officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Company’s Board of Directors (the “Board”) and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee's business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company's directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

12.

Binding Effect.  This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

13.

Governing Law.  This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

14.

Severability.  Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

15.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

16.

Entire Agreement; Modification.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

17.

Acceptance.  The Employee may confirm acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to [_____________________], no later than 5:00 p.m. Mountain Time forty five (45) days after the Employee's Termination Date.

18.

[IRISH EMPLOYEES ONLY: The terms of this Release shall be in full and final settlement of any and all claims, costs or other rights of action, however arising, whether under the laws of Ireland, which the Employee has or may have (whether known or unknown, existing now or arising in the future) against the Employer, any Group Company or any employee of the Employer or of any Group Company in connection with or arising out of his employment, the termination of his employment or any other matter whatsoever. The Employee accepts these terms in full and final settlement of all legal entitlements. The Employee agrees to refrain from issuing or continuing any claims against the Employer any Group Company or any employee of the Employer or of any Group Company before any WRC, employment tribunal, Sheriff Court, Court of Session or any other court. If the Employee breaches any material provision of this Release or pursues a claim against the Employer or any Group Company arising out of his employment or its termination, he agrees to indemnify the Employer in full for any losses suffered as a result thereof, including any damages and awards of compensation together with legal and professional fees incurred.]

THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

SERVICESOURCE INTERNATIONAL, INC. EMPLOYEE

By:___________________________________ _________________________

Name: